EXHIBIT (d)(34)

ADDENDUM TO ADVISORY AGREEMENT

The Advisory Agreement made the 9th day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20, 1995, December 18, 1998, December 15, 1999, and January 28, 2000 between the PACIFIC SELECT FUND (the “Fund”), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a corporation organized under the laws of California, (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement (“Addendum”), which is made this 14th day of August 2000.

WITNESSETH:

WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest (“Beneficial Interest”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund currently consists of twenty-one series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Emerging Markets Portfolio, Aggressive Equity Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, REIT Portfolio, Diversified Research Portfolio, International Large-Cap Portfolio, and I-Net Tollkeeper Portfolio (each referred to as a “Series” in the Agreement, and hereinafter referred to as a “Portfolio”); and

WHEREAS, the Fund intends to establish two additional Portfolios to be designated as the Focused 30 Portfolio and Strategic Value Portfolio; and

WHEREAS, the Fund desires to appoint the Adviser as manager and investment adviser to the Focused 30 Portfolio and Strategic Value Portfolio under the provisions set forth in the Agreement and in this Addendum; and

WHEREAS, the Advisor is willing to accept such reorganizations;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1.	In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to act as manager and investment adviser with respect to the Focused 30 Portfolio and Strategic Value Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including section six (6), “Compensation”, as amended by this Addendum.

2.	Section six (6) (“Compensation”) of the Agreement is amended by replacing the first paragraph with the following language:

“6. Compensation. For the services provided and the expenses borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond, Government Securities and Bond and Income Portfolios of .60% of the average daily net assets of the Portfolios; on the Growth, Equity Income, Equity and Multi-Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the International, Large-Cap Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the average daily net assets of the Portfolio; on the Emerging Markets and REIT Portfolios of 1.10% of the average daily net assets of the Portfolio; on the Aggressive Equity Portfolio of .80% of the average daily net assets of the Portfolio; on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio; on the Diversified Research Portfolio of .90% of the average daily net assets of the Portfolio; on the International Large-Cap Portfolio of 1.05% of the average daily net assets of the Portfolio; on the I-Net Tollkeeper Portfolio of 1.50% of the average daily net assets of the Portfolio; on the Strategic Value and Focused 30 Portfolios of 0.95% of the average daily net assets of the Portfolios. This fee shall be computed and accrued daily and paid monthly.”

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

PACIFIC SELECT FUND

Attest:	/s/ Audrey L. Milfs	By:	/s/ Thomas C. Sutton

Name:	Audrey L. Milfs	Name:	Thomas C. Sutton
Title:	Secretary	Title:	Chairman of the Board & Trustee

PACIFIC LIFE INSURANCE COMPANY

Attest:	/s/ Audrey L. Milfs	By:	/s/ Thomas C. Sutton

Name:	Audrey L. Milfs	Name:	Thomas C. Sutton
Title:	Secretary	Title:	Chairman of the Board & Chief Executive Officer